EXHIBIT 12

GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

First quarter
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(Unaudited)
In millions	2003
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Fixed charges:
Total interest expense (including $2 capitalized)	$ 230
One-third of rent expense	10
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Total fixed charges	240
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Add:
Loss before income taxes and accounting change	(113)
Interest capitalized	(2)
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(115)
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Earnings for fixed charges	$ 125
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Ratio of earnings to fixed charges	(a)
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(a)	Fixed charges exceeded earnings by $115 million.